Exhibit 17.1
Ben G. Streetman

3915 Glengarry Austin, TX 78731 (512) 453 9612	at UT Austin (512) 471 1166

February 14, 2007
Richard D. Spurr
Zix Corp.
2711 N. Haskell Ave.
Suite 2200
Dallas, TX 75204-2911
Dear Rick,
I hereby resign from the Board of Directors of Zix Corp. effective April 4, 2007.
I appreciate the opportunity to serve on the Board and wish you well in your leadership of the company.
Warmest regards,
/s/ Ben Streetman
Ben Streetman
cc: Ron Woessner